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RULE 424(b)(2)
File No. 333-71038

PRICING SUPPLEMENT NO. 4 dated November 22, 2002
(To Prospectus Supplement dated April 1, 2002 and Prospectus dated October 23, 2001)

MADISON GAS AND ELECTRIC COMPANY
Medium-Term Notes
Due from Nine Months to 30 Years from Date of Issue

Form of Notes:
☒ Global Notes	☐ Certificated Notes
CUSIP Number:	5574A0 AD 9
Principal Amount:	$15,000,000
Issue Price (as a percentage of principal amount):	100%, plus accrued interest, if any, from November 27, 2002
Original Issue Date:	November 27, 2002
Maturity Date:	November 26, 2004
If the Notes have a Fixed Rate:		If the Notes have a Floating Rate:
Interest Rate:	N/A	Base Rate:	LIBOR Telerate
Interest Payment Dates:	N/A	Spread (+/-):	+ .125%
Record Dates:	N/A	Spread Multiplier:	N/A
		Initial Interest Rate:	Three-month LIBOR, which appears on the Telerate Page 3750 as of 11:00 a.m., London, England time, on November 25, 2002, plus 12.5 basis points
		Interest Reset Period:	Quarterly
		Interest Reset Dates:	The third Wednesday of March, June, September and December of each year
		Initial Interest Reset Date:	December 18, 2002
		Interest Determination Dates:	Two London Business Days prior to the Interest Reset Dates
		Interest Payment Dates:	The third Wednesday of March, June, September and December of each year and the Maturity Date
		Record Dates:	15 calendar days prior to the applicable Interest Payment Date (except in the case of Maturity, the Maturity Date)
		Index Maturity:	Three months
		Maximum Interest Rate:	N/A
		Minimum Interest Rate:	N/A

Amortizing Note:	☐ yes	☒ no
Option To Elect Repayment:	☐ yes	☒ no
Optional Extension of Original Maturity Date:	☐ yes	☒ no
Extension period:	N/A
Number of extension periods:	N/A
Final maturity date:	N/A
Optional Interest Reset:	☐ yes	☒ no
Optional Interest Reset Dates:	N/A
Original Issue Discount Note:	☐ yes	☒ no
Redemption:
☒ Notes cannot be redeemed prior to maturity	☐ Notes may be redeemed prior to maturity
Initial Redemption Date:	N/A
Initial Redemption Percentage:	N/A
Annual Redemption
Reduction Percentage:	N/A
Additional Terms:
☐ Agency Transaction	☒ Principal Transaction
Agent's Discount or Commission:	$37,500
Proceeds to Company:	$14,962,500

USE OF PROCEEDS

        We intend to use our net proceeds from the sale of the notes to repay outstanding commercial paper maturing within 15 days and having a weighted average interest rate of 1.9% as of November 21, 2002. We used the proceeds from commercial paper issuances to finance capital expenditures, including the installation of an automated meter reading system.

PS-2

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MADISON GAS AND ELECTRIC COMPANY Medium-Term Notes Due from Nine Months to 30 Years from Date of Issue